Exhibit 99.1

Monarch Financial Holdings Declares 6 for 5 Stock Split and Quarterly Cash Dividend on Common Stock

CHESAPEAKE, VIRGINIA (October 18, 2012) – Monarch Financial Holdings, Inc. (NASDAQ: MNRK, MNRKP), the holding company for Monarch Bank, announced at their October 17, 2012 Board of Directors meeting the declaration of a 6 for 5 stock split, which equals 20% more shares for each shareholder. This was the company’s sixth stock split or stock dividend in their history. This 6-for-5 stock split equals one additional share for every five shares owned, and is payable December 7, 2012 to shareholders of record on November 9, 2012.

The Board of Directors also declared a quarterly cash dividend of $0.05 per common share, payable on November 30, 2012, to shareholders of record on November 9, 2012. The amount and declaration of future cash dividends is subject to Board of Director’s approval in addition to regulatory restrictions. Total cash dividends declared in 2012 equaled $0.19 per share, which represents an increase of over 18% from the previous year.

“Due to our strong financial performance our Board of Directors was unanimous in approving both the stock split and quarterly cash dividend,” stated Brad E. Schwartz, Chief Executive Officer. “We are proud to be Monarch and want our shareholders to share in that pride through increased ownership in our stock.”

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with ten banking offices in Chesapeake, Virginia Beach, Norfolk, and Suffolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer, mobile and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have over twenty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), OBX Bank Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”, and shares of our convertible preferred stock are publicly traded on the Nasdaq Capital Market under the symbol “MNRKP”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	October 18, 2012